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                                                                     Exhibit 8.1


PRELIMINARY DRAFT, FOR DISCUSSION PURPOSES ONLY


October __, 2000

Waste Industries, Inc.
3301 Benson Drive, Suite 601
Raleigh, NC 27609

Ladies and Gentlemen:

     Thank you for asking Deloitte & Touche LLP ("Deloitte") to issue a tax opinion to Waste Industries, Inc. ("Waste Industries"), a North Carolina corporation, in connection with the "Merger," as defined and described in the Agreement and Plan of Merger, dated October 6, 2000 (the "Merger Agreement"), by and among Waste Industries; Waste Industries MergeCo, LLC, a newly formed North Carolina limited liability company ("Waste LLC"); and Waste Holdings, Inc., a newly formed North Carolina corporation ("Waste Holdings").

     In connection with this opinion, we have examined the Merger Agreement, the proxy statement-prospectus (the "Proxy Statement") filed with the Securities and Exchange Commission in connection with the Merger, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed
(i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement; and (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement.

                                     OPINION

     Based upon the facts and representations made to us and the assumptions and qualifications stated in this letter, it is our opinion that the federal income tax consequences of the Merger are as follows:

     1.   The Merger will constitute a "reorganization" under I.R.C.ss.368(a).

     2. No gain or loss will be recognized to the Waste Industries shareholders as a result of their exchange of Waste Industries common stock for shares of Waste Holdings common stock in the reorganization.

     3. The aggregate basis in the shares of Waste Holdings common stock received by each shareholder in the reorganization will equal the shareholder's aggregate basis in the Waste Industries common stock surrendered in exchange therefor.

     4. The holding period for each shareholder's shares of Waste Holdings common stock will include the holding period for the shares of Waste Industries common stock surrendered in exchange therefor.

     5. Neither Waste Industries, Waste Holdings nor Waste LLC will recognize any gain or loss because of the Merger.

                   ASSUMPTIONS AND CONDITIONS OF THIS OPINION

     In rendering our opinion, we have relied upon statements and representations made to us by Waste Industries, Waste Holdings and Waste LLC, including in the Tax Certificates delivered to us by each company (a copy of which is attached as Exhibit A), and we have assumed that such statements and representations are true without regard to any qualification as to knowledge and belief. Our opinion does not address U.S. federal income tax consequences that may vary with, or are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Service and such other authorities as we have considered relevant. Please note that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date of this letter, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in (i) applicable law, or (ii) any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

     This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

     This opinion is based solely upon:

     a. the representations, information, documents, and facts that we have included or referenced in this opinion letter;

     b. our assumption (without independent verification) that all of the representations and all of the originals, copies, and signatures of documents reviewed by us are accurate, true, and authentic;

     c. our assumption (without independent verification) that there will be timely execution and delivery of and performance as required by the representations and documents;

     d. the understanding that only the specific Federal income tax issues and tax consequences opined upon herein are covered by this tax opinion, and no other federal, state, local or foreign taxes of any kind were considered;

     e. the law, regulations, cases, rulings, and other tax authority in effect as of the date of this letter. If there are significant changes in or to the foregoing tax authorities (for which we shall have no responsibility to advise you), such changes may result in our opinion being rendered invalid or necessitate (upon your request) a reconsideration of the opinion;

     f. your understanding that this opinion is not binding on the IRS or the courts and should not be considered a representation, warranty, or guarantee that the IRS or the courts will concur with our opinion; and

     g. your understanding that the S-4 Opinion is solely for the benefit of Waste Industries, Waste Holdings, Waste LLC and the persons who are shareholders of Waste Industries immediately prior to the Merger; is limited to the described transaction; and may not be relied upon by any other person or entity.

Returns of parties who are entitled to rely on this opinion may be selected for review by taxing authorities, who may not agree with our positions. Any adjustments proposed are subject to certain rights of appeal. Because of the lack of clarity in the law, however, we cannot provide assurance that the positions asserted by taxing authorities may not ultimately be sustained. We do not guarantee that any positions we recommend will be successful, and we specifically disclaim any warranties or representations to that effect.

Very truly yours,

Deloitte & Touche LLP


-------------------------------
By:      Joseph B. Kennedy
         Principal

cc:      Thomas W. Mahoney, D&T Washington, D.C.
         J.R. Shearin, D&T Raleigh
         James S. Felman, D&T Raleigh

Exhibit A

                  CERTIFICATE OF WASTE INDUSTRIES, INC., WASTE
                          HOLDINGS, INC., AND WASTE LLC


October __, 2000

Deloitte & Touche LLP
1100 Carillon Building
227 West Trade Street
Charlotte, NC 28202-1675

Re: Agreement and Plan of Merger, dated October 6, 2000 (the "Merger Agreement"), by and among Waste Industries; Waste Industries MergeCo, LLC, a newly formed North Carolina limited liability company ("Waste LLC"); and Waste Holdings, Inc., a newly formed North Carolina corporation ("Waste Holdings")

This certificate is supplied to you in connection with your rendering of an opinion regarding certain federal income tax consequences of the merger (the "Merger") of Waste Industries into Waste LLC pursuant to the Merger Agreement. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

A.   Representations

After consulting with its counsel regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents the following facts will be true at the Effective Time:

1. The fair market value of the Waste Holdings shares and other consideration received by each Waste Industries shareholder will be approximately equal to the fair market value of the Waste Industries shares surrendered in the exchange.

2. Immediately following consummation of the transaction, the shareholders of Waste Industries will own all of the outstanding Waste Holdings shares and will own such shares solely by reason of their ownership of Waste Industries shares immediately prior to the transaction.

3. Immediately following the consummation of the transaction, Waste Holdings will possess the same assets and liabilities as those possessed by Waste Industries immediately prior to the transaction.

4. At the time of the transaction, Waste Industries will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire shares in Waste Industries other than options issued as compensation for services actually rendered or to be rendered.

5. Waste Holdings has no plan or intention to sell or otherwise dispose of any of the assets of Waste Industries acquired in the transaction, except for dispositions made in the ordinary course of business.

6. The liabilities of Waste Industries assumed by Waste Holdings plus the liabilities, if any, to which the transferred assets are subject were incurred by Waste Industries in the ordinary course of its business and are associated with the assets transferred.

7. Following the transaction, Waste Holdings will continue the historic business of Waste Industries or use a significant portion of Waste Industries' historic business assets in a business.

8. Waste Industries, Waste Holdings and the Waste Industries shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

9. Waste Industries is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue Code.

10.  The Parties are participating in the Merger to enable Waste Industries to
     (i) simplify its organizational structure; (ii) segregate for operational and liability purposes the distinct business activities of Waste Industries and its subsidiaries; and (iii) make it easier to implement financing of future acquisitions by allowing Waste Holdings to pledge shares of its subsidiaries as collateral for a loan.

11. As of the Effective Time, neither Waste Holdings nor any corporation affiliated with Waste Holdings: (i) will be under any obligation, or will have entered into any agreement to redeem or repurchase any Waste Holdings shares issued in the Merger; or (ii) will have any plan or intention to reacquire Waste Holdings shares issued in the Merger. After the Merger, no dividends or distributions will be made to the former Waste Industries shareholders by Waste Holdings other than regular, normal dividends or distributions made to all holders of Waste Holdings shares.

12. None of the compensation received by any shareholder-employee of Waste Industries will be separate consideration for, or allocable to, any of their shares of Waste Industries shares; none of the Waste Holdings shares to be received by any shareholder-employee of Waste Industries will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any such shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

13. The Merger Agreement and the transactions contemplated therein represent the full and complete agreement among the Parties regarding the Merger, and there are no other written or oral agreements regarding the Merger and to which any of the Parties is a party other than those expressly referred to or contemplated in the Merger Agreement.

14. The facts relating to the Merger, as such facts are described in the Proxy Statement-Prospectus filed with the Securities Exchange Commission in connection with the Merger (the "Proxy Statement"), insofar as such facts pertain to the Parties, are true, complete and accurate in all material respects. Each of the representations made by the Parties in the Merger Agreement and other documents associated therewith is true and accurate.

15. Waste Industries is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv). The term investment company in this context means a corporation fifty percent or more of the value whose total assets are stock and securities and eighty percent or more of the value of whose total assets are assets held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent or more of the combined voting power of all classes of stock entitled to vote, or fifty percent or more of the total value of shares of all classes of stock outstanding.

B.   Conditions and Limitations of the Deloitte & Touche LLP Opinion

     The undersigned recognizes and agrees that (i) the opinion of Deloitte & Touche LLP (the "Opinion") will be based on the representations set forth herein and will assume that all of the representations and statements set forth herein are true without regard to any qualification as to knowledge or belief and will be based on the statements contained in the Merger Agreement and the documents related thereto; (ii) the Opinion will be subject to certain limitations and qualifications including that the Opinion may not be relied upon if any such representations are not accurate in all material respects without regard to any qualification as to knowledge or belief; and (iii) notwithstanding any provisions of the Merger Agreement to the contrary, the representations set forth in this letter shall survive without limitation.

     The undersigned recognizes and agrees that the Opinion will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in the Opinion.

     The undersigned hereby undertakes to inform Deloitte & Touche LLP, and the Parties immediately should any of the statements or representations set forth in this letter become untrue, incorrect or incomplete in any respect on or prior to the time at which Waste Industries is merged into Waste LLC.

     In witness whereof, Waste Industries, Inc., Waste Holdings, Inc., and Waste LLC executed this certificate as of the date and year first above-written.

                         [signatures only on next page]

WASTE INDUSTRIES, INC.
a North Carolina corporation


By:
   ----------------------------------
Name:
Title:


WASTE HOLDINGS, INC.
a North Carolina corporation


By:
   ----------------------------------
Name:
Title:


WASTE INDUSTRIES, LLC
a North Carolina LLC
By Waste Holdings, Inc. as Manager


By:
   ----------------------------------
Name:
Title: